 Filed pursuant to Rule 424(b)(3)
File No. 333-266278

HAMILTON LANE PRIVATE ASSETS FUND

Supplement dated September 29, 2022, to the

Prospectus dated July 22, 2022

1.	Michael Ryan is no longer a Portfolio Manager of the Hamilton Lane Private Assets Fund. Effective immediately, all references to Michael Ryan in the Prospectus are hereby deleted.

2.	Effective immediately, the section entitled “MANAGEMENT OF THE FUND – Investment Committees” on pages 42 - 43 of the Prospectus is replaced with the following:

Investment Committees

The personnel of the Adviser who currently have primary responsibility for management of the Fund (the “Portfolio Managers”) are the members of the Evergreen Portfolio Committee. The Evergreen Portfolio Committee is composed of:

Brian Gildea | Managing Director, Head of Evergreen Portfolios

Brian is a Managing Director at Hamilton Lane, and Head of Evergreen Portfolios. He is also a member of the firm’s Investment Committee, Responsible Investment Committee and of its Evergreen Portfolio Committee. Brian has 25 years of private markets investment experience, spanning private markets asset classes and strategies. Brian joined Hamilton Lane in 2009, and previously served as Head of Investments, where he was responsible for oversight and management of all of Hamilton Lane’s investment activities globally, and, prior to that, as Global Head of Co-Investments. Prior to joining Hamilton Lane, he was a General Partner at Bear Stearns Merchant Banking, and prior to that, at Freeman Spogli & Co.  Brian began his career as a Financial Analyst in the Mergers & Acquisitions Group at Salomon Brothers Inc.

He received a B.S. in Business Administration from Georgetown University. Brian serves as Vice Chairman of the Board of Philadelphia Financial Scholars.

Richard Hope | Managing Director & Head EMEA

Richard is a Managing Director and Head of EMEA on Hamilton Lane’s Global Investment Team and member of the Investment Committee. Richard heads the firm’s London office and focuses on both direct equity and credit and secondary transactions. Richard represents Hamilton Lane on several fund advisory boards and is a regular conference speaker.

Prior to joining Hamilton Lane in 2011, Richard worked as a Director with Alliance Trust Equity Partners, where he helped establish a private equity fund investment business together with making a number of direct investments.

Previously, Richard worked in the UK at Noble Group, where he was responsible for making and managing venture and growth capital investments. Richard received a B.Com. from the University of Edinburgh.

Andrew Schardt | Managing Director, Co-Head of Investments, Co-Head of Direct Credit

Drew is the Co-Head of Investments and Co-Head of Direct Credit. As Co-Head of Investments, Drew is responsible for shaping strategic portfolio decisions across Hamilton Lane’s various investment strategies and product areas. In his capacity as Co-Head of Direct Credit, Drew helps oversee credit-related investment activities and co-manages the Direct Credit team. Drew is a member of the Investment Committee as well as the firm’s Executive Committee.

Prior to joining Hamilton Lane in 2008, Drew focused on principal investing and advisory activities while at TCG Advisors, an Aerospace & Defense-focused merchant bank. Previously, Drew held positions with Holberg, Inc., a diversified private holding company, and he began his career in investment banking at Banc of America Securities.

Drew received an M.B.A from Duke University’s Fuqua School of Business and a bachelor’s degree in Economics from Cornell University.

Thomas Kerr | Managing Director, Co-Head of Investments, Global Head of Secondaries

Tom is a Managing Director, Global Head of Secondaries, and Co-Head of Investments at Hamilton Lane. He is responsible for direction and oversight of the firm’s Secondary Investment platform and is a member of the Investment Committee. In this capacity, Tom is active in secondary deal sourcing and execution. In addition, Tom is a member of the firm’s Portfolio Strategic Group, which is responsible for directing the firm’s strategic investment approach.

Tom began his career at Hamilton Lane in 1999 and most recently was a member of the Fund Investment Team, where he was responsible for due diligence of primary fund investment opportunities. Prior to this, Tom was responsible for the coordination and management of the firm’s client relationship activities. Prior to joining Hamilton Lane, Tom spent two years at BISYS Plan Services, where he was responsible for the investment activities of institutional defined benefit plans.

Tom received an M.B.A. from Saint Joseph's University and a B.S. in Finance from Rider University.

Jacqueline Rantanen | Managing Director, Head of Product Solutions, Co-Head of Impact

Jackie is a Managing Director, Head of Product Solutions and Co-Head of Impact at Hamilton Lane, where she is responsible for aligning our specialized funds offerings to meet client objectives and needs. Jackie is also Co-Head of Hamilton Lane’s Impact Fund and serves as a member of the Investment and Responsible Investment Committees.

Jackie began her career with Hamilton Lane on the Fund Investment Team, and she has held roles in Relationship Management, PR and Marketing. Prior to joining Hamilton Lane in 1997, Jackie was a Corporate Finance Analyst for Comcast Corporation. Previously, she was a member of the Chemical Division’s Financial Analysis Department for Sunoco, Inc.

Jackie received an M.B.A. from Villanova University and a B.S. from Drexel University.

Mario Giannini | Chief Executive Officer

Mario is Chief Executive Officer, a member of the HLNE board of directors and a Co-Chairman of various investment committees. He has been CEO since 2001, and is responsible for the firm's strategic direction, management structure and process. Mario also plays a significant role in providing client services to the firm's numerous clients and in marketing the firm's products and services.

He received a B.A. from California State University, Northridge, a Master of Laws degree from the University of Virginia and a J.D. from Boston College.

Stephen Brennan | Managing Director & Head of Private Wealth Solutions

Steve is a Managing Director and Head of Private Wealth Solutions at Hamilton Lane, where he leads the firm's efforts to provide both evergreen and traditional private markets solutions to the growing Private Wealth channel. In this capacity he sets the strategic direction and oversees all aspects of Hamilton Lane's Private Wealth Solutions business.

Previously, Steve held a number of leadership roles in Hamilton Lane's institutional business including Global Head of Business Development. Steve serves as a member of the firm's Investment Committee and Evergreen Portfolio Committee. Prior to joining Hamilton Lane in 2002, Steve held relationship management and investment support roles at Goldman Sachs (GSAM) and BNY Mellon.

Steve received an M.B.A. from Fordham University and a B.B.A. from Loyola University Maryland.

Bryan Jenkins | Principal

Bryan serves as Co-Head of Hamilton Lane’s Portfolio Management Group, where he oversees portfolio strategy, quantitative research, risk assessment, and the development of Hamilton Lane’s proprietary data and analytics.  Bryan chairs Hamilton Lane’s Portfolio Management Committee and is a member of the firm’s Evergreen Portfolio Committee.

Bryan began his career at Hamilton Lane in 2012 and has previously held roles on Hamilton Lane’s Research and Private Markets Analytics teams.

Bryan received a B.S. in Computer Engineering from Drexel University.

Additional information regarding Portfolio Manager compensation, other accounts managed by the Portfolio Managers, and Portfolio Manager ownership of the Fund (if any) can be found in the SAI.

Please retain this Supplement with the Prospectus for future reference.

HAMILTON LANE PRIVATE ASSETS FUND

Supplement dated September 29, 2022, to the

Statement of Additional Information (“SAI”) dated July 22, 2022

1.	Michael Ryan is no longer a Portfolio Manager of the Hamilton Lane Private Assets Fund. Effective immediately, all references to Michael Ryan in the SAI are hereby deleted.

2.	Effective immediately, the following replaces the sections entitled “Investment management and other services – Investment Committees” and the “Other Accounts Managed by the Portfolio Manager(s)” table starting on page 20 of the SAI:

Investment Committees

The personnel of the Adviser who currently have primary responsibility for management of the Fund (the “Portfolio Managers”) are the members of the Evergreen Portfolio Committee. The Evergreen Portfolio Committee is composed of:

Brian Gildea | Managing Director, Head of Evergreen Portfolios

Brian is a Managing Director at Hamilton Lane, and Head of Evergreen Portfolios. He is also a member of the firm’s Investment Committee, Responsible Investment Committee and of its Evergreen Portfolio Committee. Brian has 25 years of private markets investment experience, spanning private markets asset classes and strategies. Brian joined Hamilton Lane in 2009, and previously served as Head of Investments, where he was responsible for oversight and management of all of Hamilton Lane’s investment activities globally, and, prior to that, as Global Head of Co-Investments. Prior to joining Hamilton Lane, he was a General Partner at Bear Stearns Merchant Banking, and prior to that, at Freeman Spogli & Co.  Brian began his career as a Financial Analyst in the Mergers & Acquisitions Group at Salomon Brothers Inc.

He received a B.S. in Business Administration from Georgetown University. Brian serves as Vice Chairman of the Board of Philadelphia Financial Scholars.

Richard Hope | Managing Director & Head EMEA

Richard is a Managing Director and Head of EMEA on Hamilton Lane’s Global Investment Team and member of the Investment Committee. Richard heads the firm’s London office and focuses on both direct equity and credit and secondary transactions. Richard represents Hamilton Lane on several fund advisory boards and is a regular conference speaker.

Prior to joining Hamilton Lane in 2011, Richard worked as a Director with Alliance Trust Equity Partners, where he helped establish a private equity fund investment business together with making a number of direct investments.

Previously, Richard worked in the UK at Noble Group, where he was responsible for making and managing venture and growth capital investments. Richard received a B.Com. from the University of Edinburgh.

Andrew Schardt | Managing Director, Co-Head of Investments, Co-Head of Direct Credit

Drew is the Co-Head of Investments and Co-Head of Direct Credit. As Co-Head of Investments, Drew is responsible for shaping strategic portfolio decisions across Hamilton Lane’s various investment strategies and product areas. In his capacity as Co-Head of Direct Credit, Drew helps oversee credit-related investment activities and co-manages the Direct Credit team. Drew is a member of the Investment Committee as well as the firm’s Executive Committee.

Prior to joining Hamilton Lane in 2008, Drew focused on principal investing and advisory activities while at TCG Advisors, an Aerospace & Defense-focused merchant bank. Previously, Drew held positions with Holberg, Inc., a diversified private holding company, and he began his career in investment banking at Banc of America Securities.

Drew received an M.B.A from Duke University’s Fuqua School of Business and a bachelor’s degree in Economics from Cornell University.

Thomas Kerr | Managing Director, Global Head of Secondaries, Co-Head of Investments

Tom is a Managing Director, Global Head of Secondaries, and Co-Head of Investments at Hamilton Lane. He is responsible for direction and oversight of the firm’s Secondary Investment platform and is a member of the Investment Committee. In this capacity, Tom is active in secondary deal sourcing and execution. In addition, Tom is a member of the firm’s Portfolio Strategic Group, which is responsible for directing the firm’s strategic investment approach.

Tom began his career at Hamilton Lane in 1999 and most recently was a member of the Fund Investment Team, where he was responsible for due diligence of primary fund investment opportunities. Prior to this, Tom was responsible for the coordination and management of the firm’s client relationship activities. Prior to joining Hamilton Lane, Tom spent two years at BISYS Plan Services, where he was responsible for the investment activities of institutional defined benefit plans.

Tom received an M.B.A. from Saint Joseph's University and a B.S. in Finance from Rider University.

Jacqueline Rantanen | Managing Director, Head of Product Solutions, Co-Head of Impact

Jackie is a Managing Director, Head of Product Solutions and Co-Head of Impact at Hamilton Lane, where she is responsible for aligning our specialized funds offerings to meet client objectives and needs. Jackie is also Co-Head of Hamilton Lane’s Impact Fund and serves as a member of the Investment and Responsible Investment Committees.

Jackie began her career with Hamilton Lane on the Fund Investment Team, and she has held roles in Relationship Management, PR and Marketing. Prior to joining Hamilton Lane in 1997, Jackie was a Corporate Finance Analyst for Comcast Corporation. Previously, she was a member of the Chemical Division’s Financial Analysis Department for Sunoco, Inc.

Jackie received an M.B.A. from Villanova University and a B.S. from Drexel University.

Mario Giannini | Chief Executive Officer

Mario is Chief Executive Officer, a member of the HLNE board of directors and a Co-Chairman of various investment committees. He has been CEO since 2001, and is responsible for the firm's strategic direction, management structure and process. Mario also plays a significant role in providing client services to the firm's numerous clients and in marketing the firm's products and services.

He received a B.A. from California State University, Northridge, a Master of Laws degree from the University of Virginia and a J.D. from Boston College.

Stephen Brennan | Managing Director & Head of Private Wealth Solutions

Steve is a Managing Director and Head of Private Wealth Solutions at Hamilton Lane, where he leads the firm's efforts to provide both evergreen and traditional private markets solutions to the growing Private Wealth channel. In this capacity he sets the strategic direction and oversees all aspects of Hamilton Lane's Private Wealth Solutions business.

Previously, Steve held a number of leadership roles in Hamilton Lane's institutional business including Global Head of Business Development. Steve serves as a member of the firm's Investment Committee and Evergreen Portfolio Committee. Prior to joining Hamilton Lane in 2002, Steve held relationship management and investment support roles at Goldman Sachs (GSAM) and BNY Mellon.

Steve received an M.B.A. from Fordham University and a B.B.A. from Loyola University Maryland.

Bryan Jenkins | Principal

Bryan serves as Co-Head of Hamilton Lane's Portfolio Management Group where he oversees portfolio strategy, quantitative research, risk assessment, and the development of Hamilton Lane's proprietary data and analytics. Bryan chairs Hamilton Lane's Portfolio Management Committee and is a member of the firm's Evergreen Portfolio Committee.

Bryan began his career at Hamilton Lane in 2012 and has previously held roles on Hamilton Lane's Research and Private Markets Analytics teams.

Bryan received a B.S. in Computer Engineering from Drexel University.

Other Accounts Managed by the Portfolio Manager(s)(1)

(As of March 31, 2022 )

	Number of Other Accounts Managed and Total Value of Assets by Account Type for Which There is No Performance-Based Fee:			Number of Other Accounts and Total Value of Assets for Which Advisory Fee is Performance-Based:
Name	Registered investment companies	Other pooled investment vehicles	Other accounts	Registered investment companies	Other pooled investment vehicles	Other accounts
Mario Giannini	Zero Accounts	17 accounts, $3,717,917,383	40 accounts, $11,740,000,000	Zero accounts	53 accounts, $20,884,346,773	13 accounts, $2,808,000,000
Brian Gildea	Zero accounts	19 accounts, $4,216,917,383	40 accounts, $11,740,000,000	Zero accounts	76 accounts, $29,122,073,980	16 accounts, $3,118,000,000

Richard Hope	Zero accounts	3 accounts, $799,000,000	10 accounts, $1,565,000,000	Zero accounts	27 accounts, $10,735,209,812	4 accounts, $260,000,000
Andrew Schardt	Zero accounts	Zero accounts	Zero accounts	Zero accounts	5 accounts, $1,666,419,191	Zero accounts
Thomas Kerr	Zero accounts	3 accounts, $799,000,000	10 accounts, $1,565,000,000	Zero accounts	32 accounts, $12,401,629,003	4 accounts, $260,000,000
Jacqueline Rantanen	Zero accounts	14 accounts, $2,981,917,383	30 accounts, $10,175,000,000	Zero accounts	21 accounts, $8,482,717,770	9 accounts, 2,548,000,000
Stephen Brennan	Zero accounts	14 accounts, $2,981,917,383	30 accounts, $10,175,000,000	Zero accounts	21 accounts, $8,482,717,770	9 accounts, 2,548,000,000
Bryan Jenkins(2)	Zero accounts	Zero accounts	Zero accounts	Zero accounts	2 accounts, $2,700,000	Zero accounts

(1)	Investing amounts are determined based upon accounts of currently investing capital overseen by the investment committees that the above referenced portfolio managers are a member of. Other Pooled Investments include Commingled Funds and Fund of One accounts. Other Accounts include separately managed accounts.
(2)	The information for Mr. Jenkins is presented as of September 23, 2022.

The figures noted above represent the current commitment amounts of discretionary accounts overseen by the various Hamilton Lane Investment Committees of which the above noted individuals are members. This does not include the value of accounts that are no longer making investments/not in their investment period.

3.	Effective immediately, the following replaces the table entitled “Investment Committee Ownership of Securities in the Fund” on page 25 of the SAI:

Investment Committee Ownership of Securities in the Fund

Name of Investment Committee Member	Dollar Range of Securities Beneficially Owned by Investment Committee Team Member (As of March 31, 2022)
Mario Giannini	Over $1,000,000
Brian Gildea	Over $1,000,000
Richard Hope	None
Andrew Schardt	$100,001-$500,000
Thomas Kerr	$100,001-$500,000
Jacqueline Rantanen	None
Stephen Brennan	Over $1,000,000
Bryan Jenkins*	None

*	The information for Mr. Jenkins is presented as of September 23, 2022

Please retain this Supplement with the SAI for future reference.